Exhibit 10.29
December 30, 2010
Thomas D. Underwood
10570 Oxford Mill Circle
Alpharetta, Georgia 30022
Dear Tom:
This letter sets forth certain proposed changes to the terms of your stay bonus and severance letter dated November 18, 2009 (the “Retention and Severance Letter”) between you and Alere Health, LLC (f/k/a Alere LLC, f/k/a Matria Healthcare, LLC f/k/a Matria Healthcare, Inc.) (“Alere”), a copy of which is appended hereto as Exhibit A. By your signature hereon, accepting and agreeing to the terms and conditions set forth herein, the Retention and Severance Letter shall be amended effective as of the date first written above,
Final Stay Bonus Payment
The date for the third and final “stay bonus” payment of $462,666 shall be changed from June 30, 2011 to July 1, 2011 in order to coincide with Alere’s payroll cycle.
Timing of Severance Payments
As stated in the Retention and Severance Letter, it is intended that any payment or benefit provided pursuant thereto that is considered to be nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. For this reason, we believe it is necessary to reflect recent IRS interpretations of Section 409A of the Internal Revenue Code which have focused on arrangements which allow an employee to manipulate when severance payments are made by determining when to deliver a release. In addition, concerns have been raised in the investment community over the Company’s obligation in the Retention and Severance Letter to make you whole for any penalties or taxes arising pursuant to Section 409A. We therefore propose that the following provisions shall govern the timing and requirements of any severance payment or benefits provided for under the Retention and Severance Letter:
•	No severance payment or benefit shall be made or provided pursuant to the Retention and Severance Letter prior to the six (6) month anniversary of your separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code). Benefits may be provided during such six month deferral period at your expense, with your having a right to reimbursement from Alere for the amount of any premiums or expenses paid by you once the six month deferral period ends.

•	You shall have the right to receive any payment prior to the six (6) month anniversary of your separation from service to the extent that you determine, based on the advice of reputable tax advisors, that the payment does not constitute nonqualified deferred compensation subject to Section 409A and you have provided Alere with written notice of your determination in form acceptable to Alere. Alere shall make any such payment within thirty (30) days of receipt of the notice.

•	In any case, however, Alere shall only be required to make any severance payment, or provide and severance benefit, if, within 90-days of your separation from service, the Release Agreement required under the Retention and Severance Letter has been executed and delivered and any period during which you may revoke the Release Agreement pursuant to applicable law has expired. Alere will have no obligation to provide severance payments or benefits to you if: (i) you do not deliver an executed Release Agreement to Alere pursuant to the requirements set out above; or (ii) you do deliver an executed Release Agreement to Alere, but you breach any representation, warranty or covenant of the Release Agreement after delivery.
For avoidance of doubt or confusion the form of Release Agreement attached to the Retention and Severance Agreement shall remain unchanged.
Restrictive Covenants
In consideration of your promotion to the positions of President and Chief Executive Officer of Alere, you previously agreed to amend the restrictive covenants in order to reflect your expanded role. Accordingly, we propose that the second and third full paragraphs on the fourth page of the Retention and Severance Agreement, which set forth the covenant not to compete and incorporate the Non-Solicitation Agreement, be deleted in their entirety and hereby replaced with the following paragraphs:
In consideration of your promotion to, and continued engagement as, President and Chief Executive Officer of Alere, as well as your key strategic role as an officer of Alere’s parent company, Alere Inc., you agree that from the date of this letter through the date that is (i) one year after your employment with Alere, or any affiliate, terminates if at least the amount of the full stay bonus in the chart above is not paid to you on or after the date hereof, or (ii) two years after your employment with Alere, or any affiliate, terminates if at least the amount of the full stay bonus in the chart above is paid to you on or after the date hereof, you will not, directly or indirectly, at or from any location within the United States of America (the “Restricted Territory”), without the prior written consent of Alere (which may be withheld in its sole and absolute discretion) alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, or security holder, of any person or entity that competes with, or is the same as or substantially the same as the business conducted by Alere or Alere Inc. (the “Alere Business”), provide the same or similar products or services that are competitive with those provided by Alere or Alere Inc. and are of the type conducted, authorized, offered, or provided by Alere or Alere Inc. within two (2) years prior to the date of the termination of your employment; provided, however, that the beneficial ownership of less than one percent (1%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or the Nasdaq Stock Market will not be deemed, in and of itself, to violate the prohibitions of this paragraph. You agree that the nationwide scope of this paragraph is necessary and appropriate given the scope of Alere’s business, the locations of its customers and the nature of its industry. You further acknowledge and agree that the description of the Restricted Territory provides you with fair notice of the maximum reasonable scope of the restraints set forth in this Agreement.
In further consideration of your promotion to, and continued engagement as, President and Chief Executive Officer of Alere, as well as your key strategic role as an officer of Alere’s parent company, Alere Inc., you agree to abide by the provisions of the Non-Solicitation Agreement with respect to the Alere Business. Accordingly, you hereby adopt and accept all of the terms and conditions of the Non-Solicitation Agreement, which terms and conditions are incorporated into this letter agreement.
You further acknowledge and agree as follows: (i) you are an Executive Employee, as that term is defined in O.C.G.A. § 13-8-51(7), (ii) you perform and will continue to perform the duties of a Key Employee, as that term is defined in O.C.G.A §13-8-51(8), (iii) you are and will be in possession of confidential information and trade secrets that are important to Alere and Alere Inc., including, without limitation, their business strategies which you now not only have access to but play a key role in developing and implementing (iv) you are and will be in possession of selective or specialized skills, learning, or abilities or customer, patient or referral source contacts, customer, patient or referral source information, or confidential information obtained by reason of having worked for the Alere and Alere, Inc., (v) Alere and Alere Inc. have a legitimate business interest in protecting their trade secrets, and confidential information that otherwise does not qualify as a trade secret, and (vi) Alere and Alere Inc. have a legitimate business interest in protecting their substantial relationships with existing and prospective customers, patients, referral sources and employees and maintaining client good will associated with the Alere Business.
You further acknowledge and agree that the restraints imposed upon you in this letter agreement: (i) are reasonable, (ii) do not and would not impose an undue economic hardship upon you, (iii) are necessary for the reasonable and proper protection of Alere, Alere Inc. and the Alere Business, and (iv) are reasonable with respect to subject matter, length of time and geographic area.
You and Alere further acknowledge and agree that the foregoing protective covenants, as amended, are reasonable given the substantial payments and benefits to which you may be entitled pursuant to this letter agreement, as amended.
Any breach or threatened breach of one of the foregoing protective covenants by you is reasonably likely to result in irreparable injury to Alere and/or Alere Inc., and therefore, in addition to all remedies provided at law or in equity, you agree that Alere and Alere Inc. shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the foregoing protective covenants. If either Alere or Alere Inc. seeks an injunction, you waive any requirement that either one be required to post a bond or any other security.

Except as amended as set forth above, the Retention and Severance Agreement shall continue in full force and effect and the parties thereto shall continue to enjoy and be bound by all of their rights and obligations thereunder. This amendment shall be governed by and construed in accordance with the laws of the State of Georgia. You and Alere agree that the Superior Court of Cobb County, Georgia will be the sole and exclusive jurisdiction and venue for all disputes between us under this amendment. You hereby irrevocably consent to the jurisdiction and venue of the Superior Court of Cobb County, Georgia for adjudication of all disputes between us under this amendment and/or otherwise related to our relationship. You hereby waive any objections or defenses to jurisdiction or venue in any such proceeding before such court.
This letter may be executed in one or more counterparts, all of which shall be considered one and the same amendment, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Capitalized terms not otherwise defined in this amendment shall have the meanings ascribed to them in the Retention and Severance Agreement.
Please indicate your acceptance of the foregoing amendment by signing and dating one copy of this letter and returning it to me at your earliest convenience.
Sincerely,

/s/ Craig Apolinsky
Craig Apolinsky
General Counsel

I hereby accept and agree to the above offer subject to the conditions set out above.

/s/ Thomas D. Underwood
Thomas D. Underwood